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Annual Statement of Compliance

Morgan Stanley Bank of America Merrill Lynch Trust 2015-C25

VIA: EMAIL

Banc of America Merrill Lynch Commercial Mortgage Inc.

One Bryant Park

New York, New York 10036

Attention: Leland F. Bunch, III

leland.f.bunch@baml.com

OWS Administration, LLC

c/o One William Street Capital Management, LP

299 Park Avenue, 25th Floor

New York, NY 10171

Email: Legal@owslp.com

17g5informationprovider@usbank.com

Re:	Pooling and Servicing Agreement dated as of October 1, 2015 (the “Agreement”) between Banc of America Merrill Lynch Commercial Mortgage Inc., as Depositor, Trimont LLC, successor in interest to Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, successor in interest to Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor and U.S. Bank National Association, as Trustee, Certificate Administrator, Certificate Registrar, Authenticating Agent and Custodian.

I, Kimberly O. Jacobs, a Senior Vice President of U.S. Bank National Association, as Certificate Administrator, as a certifying servicer hereby certify that:

(1)   A review of the activities of the Certificate Administrator during the preceding calendar year (the “Reporting Period”) and of the performance of the Certificate Administrator under the Agreement has been made under my supervision; and

(2)  To the best of my knowledge, based on such review, the Certificate Administrator has fulfilled all its obligations under the Agreement in all material respects throughout such Reporting Period.

Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

Date:	February 28, 2026

U.S. Bank National Association, as Certificate Administrator

By:	/s/ Kimberly O. Jacobs
Kimberly O. Jacobs
Senior Vice President